Exhibit 10.18

POLONIA BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT  PLAN FOR
ANTHONY J. SZUSZCZEWICZ

SECTION 409A COMPLIANCE AMENDMENT

This Amendment to the Polonia Bank Supplemental Executive Retirement Plan for Anthony J. Szuszcewicz (the “Plan”) is made as of December 16, 2008 and is effective as of January 1, 2005.

WHEREAS, the parties to the Plan desire to amend the Plan to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Plan by adding the following new Section 10:

“10.        Application of Section 409A.

(i)           This Section 10 shall apply only to that portion of the Participant’s Accrued Benefit that accrued and vested (or will accrue and vest) after December 31, 2004.  With respect to any portion of a Participant’s Accrued Benefit that was accrued and vested prior to January 1, 2005, the provisions of the Plan in effect prior to the addition of this Section 10 shall remain in effect, and it is intended that Section 409A not apply to that portion of the Participant’s Accrued Benefit.

(ii)          The Participant will be deemed to have a termination of employment or service for purposes of determining the timing of any payments under the Plan that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.

(iii)         If at the time of the Participant’s separation from service, (a) a Participant is a “specified employee” (within the meaning of Section 409A and using the methodology selected by the Bank) and (b) the Bank makes a good faith determination that an amount payable or the benefits to be provided hereunder constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six-month delay rule of Section 409A in order to avoid taxes or penalties under Section 409A, then the Bank will not pay the entire amount on the otherwise scheduled payment date but will instead pay on the scheduled payment date the maximum amount permissible in order to comply with Section 409A (i.e., any amount that satisfies an exception under the Section 409A rules from being categorized as deferred compensation) and will pay or commence payment of the remaining amount (if any) on the first business day after such six-month period expires.

(iv)        To the extent the Participant would be subject to an additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A as a result of any provision of this Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax.

(v)           For purposes of that portion of the Participant’s Accrued Benefit covered by this Section 10, the following shall be added to the definition of “Disability” under Section 2:  Notwithstanding the foregoing, if any provision of this Plan would cause a payment of deferred compensation to be made upon the occurrence of the Participant’s Disability, then such payment shall not be made unless such Disability also constitutes a “disability” within the meaning of Section 409A.  Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the time of payment schedule that would have applied in the absence of a Disability.

(vi)          For purposes of the Plan, “Section 409A” shall refer to Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and any other authoritative guidance issued thereunder.”

Except as expressly provided herein, the terms and conditions of the Plan shall remain in full force and effect.

This Amendment to the Plan was executed by the Participant and a duly authorized officer of the Bank, on the day and year first above written.

POLONIA BANK

By:	/s/ Paul D. Rutkowski

Title:	CFO/Treasurer/Secretary

/s/ Anthony J. Szuszczewicz
Anthony J. Szuszczewicz